Exhibit 99.1

Eversource Energy Reports Second Quarter Results

(HARTFORD, Conn. and BOSTON, Mass. – July 31, 2018) Eversource Energy (NYSE: ES) today reported earnings of $242.8 million, or $0.76 per share, in the second quarter of 2018, compared with earnings of $230.7 million, or $0.72 per share, in the second quarter of 2017.  In the first half of 2018, Eversource Energy earned $512.3 million, or $1.61 per share, compared with earnings of $490.2 million, or $1.54 per share, in the first half of 2017.

Eversource Energy also today reaffirmed its 2018 earnings per share (EPS) projection of $3.20 to $3.30 per share and its long-term EPS growth rate of 5 to 7 percent.

“We had a strong start to the year.  Following a number of severe Nor’easters in March and a highly unusual round of tornadoes in western Connecticut in mid-May, our employees worked quickly, effectively and safely to restore electric service to hundreds of thousands of our customers, many of whom experienced unprecedented damage in their neighborhoods,” said Jim Judge, Eversource chairman, president and chief executive officer.  “Those storms underscore the need for our continued investment to further improve the reliability and resilience of our electric grid which has been so tested by Mother Nature again this year.”

Electric Transmission

Eversource Energy’s transmission segment earned $112.7 million in the second quarter of 2018 and $220.1 million in the first half of 2018, compared with earnings of $96.4 million in the second quarter of 2017 and $190.6 million in the first half of 2017.  Improved results were due to a higher level of investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment earned $101.3 million in the second quarter of 2018 and $205.5 million in the first half of 2018, compared with earnings of $121.9 million in the second quarter of 2017 and $236 million in the first half of 2017.  Lower results were due primarily to the divestiture of New Hampshire generation assets, higher property tax expense, and the timing of electric revenues under the recently implemented revenue decoupling for eastern Massachusetts customers.  These factors were partially offset by distribution rate adjustments.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $5 million in the second quarter of 2018 and $62.8 million in the first half of 2018, compared with earnings of $4.5 million in the second quarter of 2017 and $55.3 million in the first half of 2017.  Improved results were primarily due to colder weather in 2018, which increased sales in Eversource’s Connecticut natural gas business, where sales are not currently decoupled.  This factor was partially offset by higher operation and maintenance costs and depreciation expense.  Firm natural gas sales rose 6.6 percent in the first half of 2018, compared with the same period of 2017.

Water Distribution

Eversource’s Aquarion Water Company subsidiary earned $7.2 million in the second quarter of 2018 and $8.7 million in the first half of 2018.  Eversource Energy acquired Aquarion Water in December 2017.

Eversource Energy Parent and Other Companies

Eversource Energy parent and other companies earned $16.6 million in the second quarter of 2018 and $15.2 million in the first half of 2018, compared with $7.9 million for the second quarter of 2017 and $8.3 million in the first half of 2017.  Improved 2018 results were due primarily to increased gains associated with Eversource’s investments in renewable energy facilities and a lower effective tax rate, partially offset by higher interest expense.

The following table reconciles 2018 and 2017 second quarter and first half earnings per share:

		Second Quarter	First Six Months
2017	Reported EPS	$0.72	$1.54
	Higher transmission earnings in 2018	0.05	0.09
	Water distribution earnings in 2018	0.02	0.03
	Higher earnings at Eversource parent and other in 2018	0.02	0.01
	Higher natural gas revenues in 2018	0.01	0.02
	Lower non-tracked O&M in 2018	0.01	--
	Lower generation earnings in 2018	(0.02)	(0.04)
	Lower distribution margin in 2018	(0.04)	--
	Higher electric and natural gas depreciation, property tax and interest expense in 2018	(0.02)	(0.04)
	Other	0.01	--
2018	Reported EPS	$0.76	$1.61

Financial results by segment for the second quarter and first six months of 2018 and 2017 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2018	June 30, 2017	Increase/ (Decrease)	2018 EPS[1]
Electric Transmission	$112.7	$96.4	$16.3	$0.35
Electric Distribution	101.3	121.9	(20.6)	0.32
Natural Gas Distribution	5.0	4.5	0.5	0.02
Water Distribution	7.2	--	7.2	0.02
Eversource Parent and Other Companies	16.6	7.9	8.7	0.05
Reported Earnings	$242.8	$230.7	$12.1	$0.76

Six months ended:

(in millions, except EPS)	June 30, 2018	June 30, 2017	Increase/ (Decrease)	2018 EPS[1]
Electric Transmission	$220.1	$190.6	$29.5	$0.69
Electric Distribution	205.5	236.0	(30.5)	0.65
Natural Gas Distribution	62.8	55.3	7.5	0.20
Water Distribution	8.7	--	8.7	0.03
Eversource Parent and Other Companies	15.2	8.3	6.9	0.04
Reported Earnings	$512.3	$490.2	$22.1	$1.61

Retail sales data:

Three months ended:	June 30, 2018	June 30, 2017	% Change
Electric Distribution (Gwh)
Traditional	1,803	1,823	(1.1%)
Decoupled	10,330	10,341	(0.1%)
Total Electric Distribution	12,133	12,164	(0.3%)

Natural Gas Distribution (mmcf)
Traditional	9,287	7,778	19.4%
Decoupled and Special Contracts	9,645	9,238	4.4%
Total Natural Gas Distribution	18,932	17,016	11.3%

Six months ended:	June 30, 2018	June 30, 2017	% Change
Electric Distribution (Gwh)
Traditional	5,650	5,522	2.3%
Decoupled	19,704	19,813	(0.6%)
Total Electric Distribution	25,354	25,335	0.1%

Natural Gas Distribution (mmcf)
Traditional	29,760	26,683	11.5%
Decoupled and Special Contracts	32,223	31,479	2.4%
Total Natural Gas Distribution	61,983	58,162	6.6%

Eversource Energy has approximately 317 million common shares outstanding and operates New England’s largest energy delivery system.  It serves nearly 4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note:  Eversource Energy will webcast a conference call with senior management on August 1, 2018, beginning at 9 a.m. Eastern Time.  The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource Energy common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results, provide details of earnings results by business, and more fully compare and explain our second quarter and first half 2018 and 2017 results.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements are based on current expectations, estimates, assumptions or projections and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, important factors that could cause our actual results to differ materially from those contained in our forward-looking statements, including, but not limited to, cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers, acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our transmission and distribution systems, ability or inability to commence and complete our major strategic development projects and opportunities, actions or inaction of local, state and federal regulatory, public policy and taxing bodies, substandard performance of third-party suppliers and service providers, fluctuations in weather patterns, including extreme weather due to climate change, changes in business conditions, which could include disruptive technology related to our current or future business model, increased conservation measures of customers and development of alternative energy sources, contamination of or disruption in our water supplies, changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability, changes in levels or timing of capital expenditures, disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly, changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations, changes in accounting standards and financial reporting regulations, actions of rating agencies, and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results many of which are beyond our control.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.